Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction of Organization	Name Under Which Subsidiary Does Business
Alaska United Fiber System Partnership	Alaska	Alaska United Fiber System Partnership, Alaska United Fiber System, Alaska United
BBN, Inc.	Alaska	BBN, BBN, Inc.
Bortek, LLC	Delaware	Bortek, Bortek, LLC
Cycle30, Inc.	Alaska	Cycle30, Inc., Cycle30
Denali Media Anchorage, Corp.	Alaska	Denali Media Anchorage, Corp.
Denali Media Holdings, Corp.	Alaska	Denali Media Holdings, Corp., DMH
Denali Media Juneau, Corp.	Alaska	Denali Media Juneau, Corp.
Denali Media Southeast, Corp.	Alaska	Denali Media Southeast, Corp.
GCI Cable, Inc.	Alaska	GCI Cable, GCI Cable, Inc.
GCI Communication Corp.	Alaska	GCI, GCC, GCICC, GCI Communication Corp.
GCI Community Development, LLC	Alaska	GCI Community Development, LLC
GCI Fiber Communication, Co., Inc.	Alaska	GCI Fiber Communication, Co., Inc., GFCC, Kanas
GCI Holdings, Inc.	Alaska	GCI Holdings, Inc.
GCI NADC, LLC	Alaska	GCI, GCI NADC, LLC
GCI SADC, LLC	Alaska	GCI, GCI SADC, LLC
GCI Wireless Holdings, LLC	Alaska	GCI Wireless Holdings, LLC
Integrated Logic, LLC	Alaska	Integrated Logic
Kodiak-Kenai Cable Co., LLC	Alaska	KKCC, Kodiak-Kenai Cable Co., LLC
Kodiak-Kenai Fiber Link, Inc.	Alaska	KKFL, Kodiak-Kenai Fiber Link, Inc.
Potter View Development Co., Inc.	Alaska	Potter View Development Co., Inc.
Supervision, Inc.	Alaska	Supervision, Supervision, Inc.
The Alaska Wireless Network, LLC	Delaware	The Alaska Wireless Network, AWN
Unicom, Inc.	Alaska	Unicom, Inc., Unicom
United-KUC, Inc.	Alaska	United-KUC, Inc., United-KUC, KUC
United Utilities, Inc.	Alaska	United Utilities, Inc. United Utilities, UUI
United2, LLC	Alaska	United2, LLC, United2
Yukon Tech, Inc.	Alaska	Yukon Tech, Yukon Tech, Inc.
Yukon Tel. Co., Inc.	Alaska	Yukon Tel, Yukon Tel. Co., Inc.